Exhibit 3.11

CERTIFICATE OF INCORPORATION

OF

MEMC PASADENA, INC.

THE UNDERSIGNED, acting as the incorporator of a corporation under and in accordance with the General Corporation Law of the State of Delaware, hereby adopts the following Certificate of Incorporation for such corporation:

I.

The name of the corporation is MEMC Pasadena, Inc.

II.

The purpose for which the corporation is organized is the transaction of any or all lawful acts and activities for which corporations may be incorporated under the General Corporation Law of the State of Delaware.

III.

The aggregate number of shares of capital stock which the corporation shall have authority to issue is 100,000, all of which shares shall be common stock, par value $.01 per share. Unless specifically provided otherwise herein, the holders of such shares shall be entitled to one vote for each share held in any stockholder vote in which any of such holders is entitled to participate.

IV.

The street address of the initial registered office of the corporation is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of its initial registered agent at such address is The Corporation Trust Company.

V.

The name and address of the incorporator is as follows:

Name	Address
Charles W. Cook, Jr.	MEMC Electronic Materials, Inc.
501 Pearl Drive (City of O’Fallon)
P.O. Box 8
St. Peters, MO 63376-0008

VI.

The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation, and the persons listed below shall thereupon serve as directors of the corporation until the first annual meeting of stockholders or until their successors are duly elected and qualified.

The initial Board of Directors shall be:

Name	Address
Charles W. Cook, Jr.	Huls Corporation
80 Centennial Avenue
P.O. Box 456
Piscataway, NJ 08855-0456

Robert M. Sandfort	MEMC Electronic Materials, Inc.
501 Pearl Drive (City of O’Fallon)
P.O. Box 8
St. Peters, MO 63376

John P. DeLuca	MEMC Electronic Materials, Inc.
501 Pearl Drive (City of O’Fallon)
P.O. Box 8
St. Peters, MO 63376

A majority of all of the then serving directors of the Board shall constitute a quorum.

In addition to any affirmative vote otherwise required by law or the corporation’s bylaws, any action by the Board of Directors shall require the affirmative vote of a majority of the directors present at a meeting at which a quorum is present.

The Board shall have the authority to name one or more advisory directors who shall have no right to vote on any matter that shall come before the Board but whose opinions may be solicited by the Board in connection with any matter that may properly come before the Board.

VII.

To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or amendment of this Article VIII by the stockholders of the corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and shall not adversely affect any limitation on the personal liability of any director of the corporation at the time of such repeal or amendment.

VIII.

The corporation shall indemnify any director, and may indemnify any other person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal in such an action, suit or proceeding and any inquiry or investigation that could lead to such an action, suit or proceeding (whether or not by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, nonprofit entity, employee benefit plan or other enterprise, against all judgments, penalties (including excise and similar taxes), fines, settlements and expenses (including attorneys’ fees and court costs) actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent permitted by any applicable law, and such indemnity shall inure to the benefit of the heirs, executors and administrators of any such person so indemnified pursuant to this Article IX. The right to indemnification under this Article IX shall be a contract right and shall include, with respect to directors, the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director, to repay all amounts so advanced if it shall ultimately be determined that such director is not entitled to be indemnified under this Article IX or otherwise. The corporation may, by action of its board of directors, pay such expenses incurred by officers, employees and agents of the corporation upon such terms as the board of directors deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other right to which those seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Any repeal or amendment of this Article IX by the stockholders of the corporation or by changes in applicable law shall, to the extent permitted by applicable law, be prospective only, and not adversely affect the indemnification of any person who may be indemnified at the time of such repeal or amendment.

IN WITNESS WHEREOF, the incorporator has executed this Certificate of Incorporation on the 20th day of June, 1995.

INCORPORATOR

/s/ Charles W. Cook, Jr.
Charles W. Cook, Jr.

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